Exhibit 8.1

LIST OF SUBSIDIARIES

All of the subsidiaries have their jurisdiction of incorporation in the Republic of Chile.

1.           Corpbanca Corredores de Seguros S.A.

2.           Corpbanca Asesorías Financieras S.A.

3.           Corpbanca Administradora General de Fondos S.A.

4.           Corpbanca Corredores de Bolsa S.A.

5.           Corp Legal S.A.

6.           Corpbanca Agencia de Valores S.A.

7.           SMU Corp. S.A.